Exhibit 10.8

PARSONS CORPORATION

ANNUAL INCENTIVE PLAN

Adopted January 1, 2012

Amended January 1, 2019

Amended January 1, 2020

TABLE OF CONTENTS

Article 1	PREFACE1
Section 1.1	Effective Date and Term1
Section 1.2	Purpose of the Plan1
Article 2	DEFINITIONS1
Article 3	annual INCENTIVE OPPORTUNITY TARGETS AND AWARDS2
Section 3.1	Authority of the Compensation Committee2
Section 3.2	Determination of Performance Criteria3
Section 3.3	Determination of Annual Incentive Opportunity Targets3
Section 3.4	Determination of Funding Target for the Annual Incentive Plan4
Section 3.5	Determination of Annual Incentive Award Pools4
Section 3.6	Determination and Approval of Annual Incentive Awards4
Article 4	FUNDING, PAYMENT AND RIGHTS OF PARTICIPANTS5
Section 4.1	Unfunded Plan5
Section 4.2	Payment of Annual Incentive Awards5
Section 4.3	Modification of Performance Standards5
Article 5	AMENDMENT AND TERMINATION OF THE PLAN5
Article 6	GENERAL PROVISIONS6
Section 6.1	Liability of Corporation6
Section 6.2	Liability of Administrators6
Section 6.3	Assignment and Alienation6
Section 6.4	Code Section 409A6

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PARSONS CORPORATION
ANNUAL INCENTIVE PLAN

Parsons Corporation, a Delaware corporation with its principal place of business in California, hereby establishes and sets forth the terms and conditions of the Parsons Corporation Annual Incentive Plan (the “Plan”) for the benefit of eligible employees on the terms and conditions described hereinafter:

Article 1
PREFACE

Section 1.1Effective Date and Term. The Plan shall be effective on January 1, 2012, and shall continue in force and effect until terminated by the Board.

Section 1.2Purpose of the Plan. The Plan is intended to encourage participating key employees of the Corporation to remain in its employ and to motivate such participants to exert maximum effort to achieve the Corporation’s goals.

Article 2
DEFINITIONS

The words and phrases identified in quotation marks below, when used in the Plan and related documents, shall have the meanings set forth in this Article 2, unless the context clearly indicates otherwise.

(a)The “Compensation Committee” means the Compensation Committee of the Board.

(b)The “Total Rewards Committee” means the committee composed of the CEO and other executives named by the CEO to review and approve Annual Incentive Awards for Participants below the level of those required to be reviewed by the Compensation Committee.

(c)“Board” means the Board of Directors of Parsons Corporation.

(d)“Corporation” means Parsons Corporation and any of its subsidiary companies of any tier.

(e)“Participant” means each employee of the Corporation selected to participate in the Plan for each Performance Cycle.

(f)“Performance Cycle” means a fiscal year of the Corporation.

(g)“Plan” means the Parsons Corporation Annual Incentive Plan.

(h)“Annual Incentive Opportunity Target” means the target value of the incentive which could potentially be earned by an eligible Participant in respect of a Performance Cycle.

(i)“Annual Incentive Award” means the value of the cash incentive payment earned by an eligible Participant under the Plan in respect of a completed Performance Cycle.

(j)“Incentive Award Pools” means the amount of cash available to pay Annual Incentive Awards earned under the Plan as determined pursuant to Section 3.5.

Article 3
ANNUAL INCENTIVE OPPORTUNITY TARGETS AND AWARDS

Section 3.1Authority of the Compensation Committee. With respect to the Plan, the Compensation Committee shall in its discretion:

(a)Determine the funding level of any Incentive Award Pool for Participants,

(b)Determine the Annual Incentive Opportunity Target and Annual Incentive Award for the CEO,

(c)Review and approve the Annual Incentive Opportunity Targets and Annual Incentive Awards recommended by the CEO for Presidents and other key officers designated by the Compensation Committee for review and approval,

(d)Delegate to the Total Rewards Committee the authority to determine Annual Incentive Opportunity Targets and Annual Incentive Awards for all other participants in the Plan,

(e)Make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration of the Plan, to the extent not delegated to the Total Rewards Committee.

Section 3.2Determination of Performance Criteria. At the beginning of the Performance Cycle, the Compensation Committee shall confirm performance criteria consistent with the business plan approved by the Board.  Performance criteria may be expressed in terms of overall financial and operational results of the Corporation or such other measurement as the Board or Compensation Committee may determine in its discretion.  Individual performance goals for each Participant are set and communicated as follows:

(a)The CEO communicates performance goals in writing to Participants who report to the CEO.

(b)Each Participant who reports to the CEO determines the performance goals for their direct reports and each Business President approves guidance for financial and operational performance goals at the Segment, Sub Segment and Directorate/Sector and other applicable organization level within the Business.

(c)Performance goals are communicated to Participants following approval of performance criteria at the meeting of the Compensation Committee nearest the beginning of the Performance Cycle.

Section 3.3Determination of Annual Incentive Opportunity Targets.   The amount of a Participant’s Annual Incentive Opportunity Target may be expressed as a fixed value or as a percent of base salary, or as a range of opportunity with a minimum threshold, a target and a maximum award opportunity.  In some instances, a Participant may be advised that the amount of any future incentive award will be discretionary and that the Participant will not have any Annual Incentive Opportunity Target.  A Participant may earn an Annual Incentive Award in excess of the amount of the Annual Incentive Opportunity Target.  Annual Incentive

Opportunity Targets may be established based on relative levels of responsibility, position and impact on financial and operating results, competitive practice, management discretion or any other applicable factor.  The Compensation Committee reviews and approves Annual Incentive Opportunity Targets for those senior executives whose targets and awards are subject to Compensation Committee approval.  The CEO reviews and approves Annual Incentive Opportunity Targets proposed by Participants who report to the CEO for Participants in their organizations.

Section 3.4Determination of Funding Target for the Annual Incentive Plan.  At the beginning of the Performance Cycle, funding at target for the Annual Incentive Plan is reviewed and approved by the Compensation Committee.  The Corporation accrues for the potential liability for funding the Incentive Award Pools, making adjustments during the course of the year based on the actual financial performance of the Corporation or on guidance provided by CEO, Chief Financial Officer or the Compensation Committee.

Section 3.5Determination of Annual Incentive Award Pools.  At the first meeting of the Compensation Committee following the end of the Performance Cycle, where the year-end financial and operating performance of the Corporation is available, the Committee shall review the performance against the criteria originally approved by the Committee or criteria pursuant to a revised business plan.   The Incentive Award Pools recommended for the Annual Incentive Plan are reviewed and approved by the Compensation Committee.  If the performance of the Corporation falls short of the performance criteria established at the beginning of the Performance Cycle, the Compensation Committee has the authority to establish an adjusted Incentive Award Pool to fund discretionary awards to Participants whose individual performance merits consideration.

Section 3.6Determination and Approval of Annual Incentive Awards.  Following the end of the Performance Cycle and in conjunction with the approval of the Incentive Award Pools, the Compensation Committee reviews the performance of the Corporation and determines the amount of the Annual Incentive Award, if any, earned by the CEO.  The CEO recommends Annual Incentive Awards for senior officers designated for review and approval by the Compensation Committee, and then the Compensation Committee determines the amount of

Annual Incentive Awards, if any, earned by such officers.  Such determination may include discretionary consideration for factors other than those performance criteria outlined in the performance goals at the beginning of the performance period.  For all others, Annual Incentive Award exception recommendations are reviewed and approved by the Total Rewards Committee prior to scheduled payment of Annual Incentive Awards.

Article 4
FUNDING, PAYMENT AND RIGHTS OF PARTICIPANTS

Section 4.1Unfunded Plan.  The Plan is an unfunded, nonqualified plan. The benefits provided under the Plan shall be payable by the Corporation from its general assets.

Section 4.2Payment of Annual Incentive Awards. Payment of any Annual Incentive Award earned by a Participant shall be made in one payment occurring prior to the 15th of March of the year following completion of the Performance Cycle, provided the Participant is employed as a regular employee by the Corporation at the time of payment.  This requirement for continued employment at the time of payment will be waived in the event of;

a)	Retirement, disability, or death of the Participant prior to the scheduled payment date.
b)

Involuntary termination for reason other than performance, misconduct, or change in control, with effect on or after the first day of the fourth fiscal quarter through the scheduled payment date, and shall be prorated, as applicable, by the number of full months the Participant actually worked as a full-time or part-time regular employee during the applicable Performance Cycle.

c)	In the case of special circumstances as determined by the Committee.

The payment of any Annual Incentive Awards earned by selected Participants may be eligible for deferral under the terms of the Corporation’s deferred compensation plans as in effect from time to time.

Section 4.3Modification of Performance Standards.  If, prior to completion of a Performance Cycle, the Board determines, in its absolute and complete discretion, that the established performance measures or objectives are no longer applicable, the Compensation Committee may modify the performance measures and standards in a manner that it considers to be appropriate and equitable.

Article 5
AMENDMENT AND TERMINATION OF THE PLAN

The Compensation Committee will review the Plan, at a minimum, once every five years.

The Board at any time and from time to time may suspend, terminate, modify, or amend the Plan.

Article 6
GENERAL PROVISIONS

Section 6.1Liability of Corporation. Nothing in the Plan shall constitute the creation of a trust or other fiduciary relationship between the Corporation and any Participant, beneficiary or other person.  The Corporation shall not be considered a trustee by reason of the Plan.

Section 6.2Liability of Administrators. No member of the Board, the Compensation Committee, the Total Rewards Committee, or the CEO or any other person with administrative responsibility under the Plan will be personally liable for any action taken or determination made in good faith with respect to the Plan, its interpretation, management or administration or any Annual Incentive Award granted hereunder.

Section 6.3Assignment and Alienation.  No rights under the Plan may be anticipated, assigned, transferred, alienated, pledged, sold, attached, garnished or encumbered by a Participant or beneficiary.

Section 6.4Code Section 409A.  It is intended that any amounts payable under this Plan shall either be exempt from Code Section 409A or shall comply with Code Section 409A (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Code Section

409A.  The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefits payable to Participants.

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